UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

InfuSystem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35020	20-3341405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31700 Research Park Drive

Madison Heights, Michigan 48071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 291-1210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously described in the Current Report on Form 8-K filed on March 19, 2013 by InfuSystem Holdings, Inc. (the “Company”) and pursuant to the Employment Agreement, effective as of April 1, 2013 (the “Employment Agreement”) between the Company and Eric K. Steen, its Chief Executive Officer, Mr. Steen is entitled to be reimbursed up to $20,000 for his reasonable relocation expenses. On March 6, 2014, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved and authorized the Company to reimburse Mr. Steen up to an additional $75,000 for relocation expenses, representing a total reimbursement right of up to $95,000.

Additionally, on March 6, 2014, the Compensation Committee approved Mr. Steen’s 2013 annual performance bonus pursuant to the Employment Agreement. The Compensation Committee considered various performance factors and goals achieved by Mr. Steen, including the achievement of revenue and Adjusted EBITDA targets, as well as Mr. Steen’s contributions to the Company’s organizational culture, leadership team, strategies and growth. The Compensation Committee authorized the payment of a cash bonus to Mr. Steen in the amount of $147,656.25. The Compensation Committee also authorized a grant to Mr. Steen of the option to purchase 60,000 shares of the Company’s common stock, par value $0.0001 per share, at an exercise price of $3.00 per share. The option vests in equal monthly installments over a three-year period, expires after five (5) years and is otherwise exercisable in accordance with the Company’s 2007 Stock Incentive Plan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFUSYSTEM HOLDINGS, INC.

By:	/s / Jonathan P. Foster
Jonathan P. Foster Chief Financial Officer

Dated: March 12, 2014